ATTORNEYS AT LAW
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                                                          1100 Peachtree Street
                                                    Atlanta, Georgia 30309-4530
                                                      Telephone: (414) 815-6500
KILPATRICK STOCKTON LLP                               Facsimile: (414) 815-6555

September 30, 1998


United Community Banks, Inc.
Post Office Box 398
59 Highway 515
Blairsville, Georgia  30512

      RE:   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      We are counsel to United Community Banks, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of its 8.125% Junior Subordinated Deferrable Interest Debentures due July 15, 2028 (the "New Debentures") and its Guarantee with respect to newly-issued 8.125% Capital Securities of United Community Capital Trust (the "Guarantee"). The transaction in which the New Debentures will be issued is described in the Company's Registration Statement on Form S-4 (the "Registration Statement"), expected to be filed with the Securities and Exchange Commission (the "Commission") on September 30, 1998. The New Debentures will be issued under an Indenture, dated as of July 20, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

      This opinion is limited by, and in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. All capitalized terms used herein, unless expressly defined herein, have the meanings ascribed to such terms the Interpretive Standards.

      We have participated in the preparation of the Registration Statement and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

      In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization

Board of Directors of
 United Community Banks, Inc.
September 30, 1998
Page 2


by all requisite action, corporate or other, and execution and delivery by such parties of such documents, as well as the validity, binding effect and enforceability thereof on such parties.

      Based upon the foregoing, we are of the opinion that:

      (1) The New Debentures have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of the Company's outstanding 8.125% Junior Subordinated Deferrable Interest Debentures due July 15, 2028, as contemplated in the Registration Rights Agreement dated July 20, 1998 to which the Company is a party, the New Debentures will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

      (2) The Guarantee has been duly authorized by all requisite corporate action of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

      We are licensed in the State of Georgia. Our opinions are limited to the laws of the State of Georgia, and we express no opinion concerning the laws of any other jurisdiction.

      We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

                                          Very truly yours,


                                          Sincerely,

                                          KILPATRICK STOCKTON LLP

                                          By: /s/ F. Sheffield Hale, a Partner

/br